Contacts:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 200	1331 Seventeenth Street, Suite 200
	Denver, CO 80202	Denver, CO 80202
	(303) 293-5563	(303) 675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2016 Second Quarter Financial Results

•	Previously announced merger of Home State Bancorp expected to close in the third quarter 2016
•	Successfully raised $40 million of subordinated debt at an initial rate of 5.75%
•	Expanded quarterly operating return on average assets (ROAA) to 1.03% from 1.01% in the first quarter 2016; second quarter 2016 GAAP ROAA was 0.97%, compared to 0.94% in the first quarter 2016
•	Grew loans by 13.8% during the last twelve months

DENVER, July 20, 2016 - Guaranty Bancorp (Nasdaq: GBNK) (“we”, “our” or “the Company”), a community bank holding company based in Colorado, today announced second quarter 2016 net income of $5.7 million, or $0.27 per basic and diluted common share, an increase of $0.2 million, or 3.8% and an increase of $0.01 per basic and diluted common share as compared to the second quarter 2015. For the six months ended June 30, 2016, net income was $11.2 million or $0.53 per basic common share and $0.52 per diluted common share, an increase of $0.7 million, or 6.2% and an increase of $0.03 per basic common share and $0.02 per diluted common share as compared to the same period in 2015.

Operating earnings1 increased $0.5 million, or 8.3% for the second quarter 2016, as compared to the same quarter in the prior year. The $0.5 million increase in operating earnings was primarily due to a $0.9 million increase in net interest income resulting from a $226.9 million, or 14.0% increase in average loans, partially offset by an increase in income taxes due to higher pretax income. The $0.2 million increase in net income for the quarter ended June 30, 2016, as compared to the same period in the prior year was due to a $0.9 million increase in net interest income, partially offset by $0.3 million of merger-related expenses incurred in the second quarter 2016 and a $0.3 million decline in noninterest income, mostly due to lower gains on sales of loans and a loss on sale of securities incurred during the second quarter 2016.

“We are extremely pleased with the progress that has been made with respect to our previously announced merger with Home State Bancorp,” said Paul W. Taylor, President and Chief Executive Officer.  “Our goal remains to close the merger in the third quarter and complete the integration of all operations by the end of the year.  We expect the merger will result in many benefits to our combined company, including increased market share, a  lower loan-to-deposit ratio and a reduced commercial real estate concentration ratio. The market has responded very positively to the merger with $40 million in subordinated debt raised for the cash consideration payable in connection with the merger. This subordinated debt bears an initial interest rate of 5.75% which ranks among the lowest of recent reported issuances for bank holding companies of similar size and credit rating.”

Mr. Taylor continued, “In addition to the merger activity, we continue to grow our business while successfully managing expenses. Our seasoned bankers are actively consulting with our customers and local Colorado businesses to provide them the resources they need to further their growth. These efforts have resulted in 13.8%  loan growth and 6.0% deposit growth over the last twelve months. We also remain focused on the fundamentals with continued improvement in quarterly operating earnings, an operating return on average assets of 1.03% and an efficiency ratio of 59.1%.”

__________________________________________________________________

1  This press release contains certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. See the “Non-GAAP Financial Measures” section later in this press release for a definition of operating earnings and other non-GAAP measures.

On July 18, 2016, the Company completed its offering of $40.0 million of unsecured, fixed-to-floating rate subordinated notes due July 20, 2026 (Notes). The Notes will initially bear a fixed interest rate of 5.75% per annum. On July 20, 2021, and, thereafter, the interest on the Notes will be payable quarterly, at an annual floating rate equal to three-month LIBOR as determined by the applicable quarterly period, plus 4.73%. The Company received a BBB investment grade rating from Kroll Bond Rating Agency on the Notes.

As compared to the first quarter 2016, second quarter 2016 operating earnings increased $0.1 million, or 2.2% to $6.0 million. Operating ROAA increased to 1.03% in the second quarter 2016 compared to 1.01% in the first quarter 2016. Second quarter 2016 net income increased $0.2 million to $5.7 million, as compared to the first quarter 2016 primarily due to declines in merger-related expense and salaries and employee benefits. ROAA (GAAP) during the second quarter 2016 was 0.97% compared to 0.94% in the first quarter 2016.

For the six months ended June 30, 2016, operating earnings increased 11.9%, or $1.3 million, as compared to the same period in 2015 due to a $3.7 million increase in interest income, partially offset by a $1.6 million increase in interest expense and an increase in income taxes due to higher pretax income. The $3.7 million increase in interest income was mostly due to a $257.4 million, or 16.4% increase in average loans for the six months ended June 30, 2016 as compared to the same period in 2015. The $1.6 million increase in interest expense was related to a $149.4 million, or 14.1% increase in average interest-bearing deposits and an increase in the average cost of borrowings of 58 basis points. Net income increased $0.7 million for the first six months of 2016 as compared to the same period in 2015. The increase in net income was the result of a $3.7 million increase in interest income, partially offset by a $1.6 million increase in interest expense, $1.0 million in merger-related expenses incurred during the first six months of 2016 and an increase in income taxes as a result of higher pretax income.

Key Financial Measures

Income Statement

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015

	(Dollars in thousands, except per share amounts)
Operating earnings (1)	$6,048	$5,918	$5,586	$11,966	$10,696
Net income	$5,685	$5,535	$5,477	$11,220	$10,561
Earnings per common share - diluted - operating (1)	$0.28	$0.28	$0.26	$0.56	$0.50
Earnings per common share - diluted	$0.27	$0.26	$0.26	$0.52	$0.50
Return on average assets - operating (1)	1.03%	1.01%	1.02%	1.02%	1.00%
Return on average assets	0.97%	0.94%	1.00%	0.96%	0.99%
Return on average equity - operating (1)	10.67%	10.62%	10.49%	10.64%	10.18%
Return on average equity	10.03%	9.93%	10.29%	9.98%	10.05%
Net interest margin	3.57%	3.60%	3.67%	3.58%	3.76%
Efficiency ratio - tax equivalent (2)	59.08%	59.92%	59.77%	59.50%	61.28%
________________________

(1) See reconciliation of non-GAAP financial measure to the corresponding GAAP measurement in "Non-GAAP Financial Measures" later in this document.

(2) The efficiency ratio equals noninterest expense adjusted to exclude amortization of intangible assets, prepayment penalties on long-term debt, impairment of long-lived assets and merger-related expenses, divided by the sum of tax equivalent net interest income and tax equivalent noninterest income. To calculate tax equivalent net interest income and noninterest income, the interest earned on tax exempt loans and investment securities and the income earned on bank-owned life insurance has been adjusted to reflect the amount that would have been earned had these investments been subject to normal income taxation.

Balance Sheet

	June 30,	December 31,	Percent	June 30,	Percent
	2016	2015	Change	2015	Change
	(Dollars in thousands, except per share amounts)
Total investments	$369,008	$424,692	(13.1)%	$442,794	(16.7)%
Total loans, net of deferred costs and fees	1,898,543	1,814,536	4.6%	1,668,658	13.8%
Allowance for loan losses	(23,050)	(23,000)	0.2%	(22,850)	0.9%
Total assets	2,395,015	2,368,525	1.1%	2,269,536	5.5%
Total deposits	1,847,361	1,801,845	2.5%	1,741,999	6.0%
Book value per common share	10.55	10.21	3.3%	9.84	7.2%
Tangible book value per common share	10.33	9.97	3.6%	9.56	8.1%
Equity ratio - GAAP	9.60%	9.36%	2.6%	9.42%	1.9%
Tangible common equity ratio	9.42%	9.16%	2.8%	9.18%	2.6%
Total risk-based capital ratio	13.34%	13.24%	0.8%	13.34%	-%
Assets under management and administration	$718,570	$698,247	2.9%	$708,610	1.4%

Net Interest Income and Margin

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015

	(Dollars in thousands)
Net interest income	$19,821	$19,995	$18,940	$39,816	$37,717
Average earning assets	2,234,612	2,234,247	2,069,468	2,234,429	2,025,337
Interest rate spread	3.39%	3.44%	3.54%	3.41%	3.62%
Net interest margin	3.57%	3.60%	3.67%	3.58%	3.76%
Net interest margin, fully tax equivalent	3.65%	3.68%	3.75%	3.66%	3.84%
Average cost of interest-bearing liabilities
(including noninterest-bearing deposits)	0.39%	0.35%	0.25%	0.37%	0.24%
Average cost of deposits
(including noninterest-bearing deposits)	0.23%	0.22%	0.18%	0.23%	0.17%

Net interest income increased $0.9 million in the second quarter 2016, as compared to the same quarter in 2015, due to a $1.7 million increase in interest income, partially offset by a $0.8 million increase in interest expense. The increase in interest income was primarily the result of a $226.9 million, or 14.0% increase in average loan balances in the second quarter 2016 as compared to the same quarter in 2015. The increase in interest expense was primarily attributable to a $0.5 million increase in interest expense on Federal Home Loan Bank (FHLB) borrowings, resulting from hedged borrowings, $25.0 million of which became effective in the third quarter 2015 and $25.0 million of which became effective in the first quarter 2016. Additionally, interest expense on certificates of deposits increased $0.3 million in the second quarter 2016 as compared to the same quarter in 2015, primarily as a result of a $74.4 million increase in average certificates of deposit.

As compared to the first quarter 2016, net interest income decreased by $0.2 million mostly due to an increase in interest expense. The increase in interest expense during the second quarter 2016, as compared to the first quarter 2016, was primarily due to an increase in the cost of Company’s FHLB borrowings and certificates of deposit.

For the six months ended June 30, 2016, net interest income increased $2.1 million, as compared to the same period in 2015, due to a $3.7 million increase in interest income, partially offset by a $1.6 million increase in interest expense. The year-to-date increase in interest income was driven by a $257.4 million, or 16.4% increase in average loans, as compared to the same period in 2015. The increase in interest expense during the first six months of 2016, as compared to the same period in 2015, was primarily a result of the increased cost of our FHLB borrowings and increased interest expense on certificates of deposit. The increased cost of FHLB borrowings was the result of the Company’s hedged borrowings becoming fully effective as outlined above and the impact of the December 2015 Federal Reserve Board’s federal funds interest rate increase on overnight funding.  The increase in interest expense on certificates of deposit in the first six months of 2016, as compared to the same period in 2015, was the result of an increase in average cost and an increase in average balances.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015

	(In thousands)
Noninterest income:
Deposit service and other fees	$2,292	$2,169	$2,338	$4,461	$4,373
Investment management and trust	1,276	1,280	1,338	2,556	2,672
Increase in cash surrender value of
life insurance	460	448	461	908	869
Gain (loss) on sale of securities	(101)	45	-	(56)	-
Gain on sale of SBA loans	110	154	169	264	449
Other	105	82	98	187	156
Total noninterest income	$4,142	$4,178	$4,404	$8,320	$8,519

Second quarter 2016 noninterest income was $4.1 million as compared to $4.2 million in the first quarter 2016 and $4.4 million in the second quarter 2015.

The decline in noninterest income in the second quarter 2016, as compared to the second quarter 2015, was primarily attributable to the net losses recognized on security sales in the second quarter 2016 and a decline in gains on the sale of SBA loans. Similarly, the decline in noninterest income in the second quarter 2016, as compared to the first quarter 2016, was primarily the result of decreases in net gains generated by the sale of SBA loans and securities.

For the six months ended June 30, 2016, noninterest income decreased $0.2 million to $8.3 million as compared to $8.5 million for the same period in 2015. The primary reason for the decrease in noninterest income was due to a decline in gains on the sale of SBA loans.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015

	(In thousands)
Noninterest expense:
Salaries and employee benefits	$8,520	$8,788	$7,999	$17,308	$16,603
Occupancy expense	1,261	1,375	1,630	2,636	3,327
Furniture and equipment	713	818	736	1,531	1,466
Amortization of intangible assets	239	240	496	479	991
Other real estate owned, net	5	2	54	7	95
Insurance and assessment	597	613	626	1,210	1,191
Professional fees	906	857	853	1,763	1,682
Impairment of long-lived assets	-	-	122	-	122
Other general and administrative	2,893	3,099	2,440	5,992	4,749
Total noninterest expense	$15,134	$15,792	$14,956	$30,926	$30,226

Noninterest expense increased by $0.2 million to $15.1 million in the second quarter 2016 as compared to $15.0 million in the second quarter 2015. The primary cause of the increase in noninterest expense was $0.3 million in merger related expenses associated with the Company’s previously announced merger with Home State Bancorp incurred in the second quarter 2016.

During the second quarter 2016, noninterest expense decreased $0.7 million, as compared to the first quarter 2016, primarily as a result of a $0.3 million decrease in salaries and employee benefits due to a decline in payroll taxes related to the timing of the annual payroll cycle and a $0.3 million decline in merger-related expenses.  The Company’s tax equivalent efficiency ratio was 59.08% for the second quarter 2016, as compared to 59.92%  in the first quarter 2016, and 59.77%  in the second quarter 2015.

For the six months ended June 30, 2016, noninterest expense was $30.9 million as compared to $30.2 million for the same period in 2015. The increase in noninterest expense during the first six months of 2016, as compared to the same period in 2015, was primarily due to the $1.0 million in merger-related expenses incurred during the first six months of 2016 and a $0.7 million increase in salaries and employee benefits, partially offset by a $0.7 million decline in occupancy expense. The $0.7 million increase in salaries and employee benefits during the first six months of 2016, as compared to the prior year was mostly due to a $0.3 million increase in base salaries, a $0.2 million increase in the Company’s self-funded medical plan and a $0.2 million increase in equity compensation expense. The $0.7 million decline occupancy expense was primarily the result of a $0.5 million reduction in rent and depreciation expense related to the restructure of the lease for the Company’s corporate office.

Balance Sheet

	June 30,	December 31,	Percent	June 30,	Percent
	2016	2015	Change	2015	Change
	(Dollars in thousands)
Total assets	$2,395,015	$2,368,525	1.1%	$2,269,536	5.5%
Average assets, quarter-to-date	2,356,964	2,327,224	1.3%	2,199,723	7.1%
Total loans, net of deferred costs and fees	1,898,543	1,814,536	4.6%	1,668,658	13.8%
Total deposits	1,847,361	1,801,845	2.5%	1,741,999	6.0%

Equity ratio - GAAP	9.60%	9.36%	2.6%	9.42%	1.9%
Tangible common equity ratio	9.42%	9.16%	2.8%	9.18%	2.6%

At June 30, 2016, the Company had total assets of $2.4 billion, reflecting an increase of $26.5 million as compared to December 31, 2015, and an increase of $125.5 million as compared to June 30, 2015. The $26.5 million increase in total assets during the first six months of 2016 was comprised of an increase in loans of $84.0 million, partially funded by a $55.7 million reduction in investments and a $45.5 million increase in deposits. The $125.5 million increase in total assets at June 30, 2016 as compared to June 30, 2015, was due to a $229.9 million increase in loans, partially offset by a $73.8 million decrease in investments and a $24.7 million decrease in cash.

The following table sets forth the amount of loans outstanding at the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
	(In thousands)
Loans held for sale	$-	$-	$-	$8	$423
Commercial and residential real estate	1,428,397	1,307,854	1,281,701	1,196,209	1,146,508
Construction	26,497	87,753	107,170	92,473	85,516
Commercial	336,069	329,939	323,552	336,414	333,860
Agricultural	11,035	9,768	9,294	10,991	12,380
Consumer	66,539	66,829	66,288	63,517	61,870
SBA	28,494	26,811	25,645	25,911	26,975
Other	1,111	955	631	510	1,299
Total gross loans	1,898,142	1,829,909	1,814,281	1,726,033	1,668,831
Deferred costs and (fees)	401	337	255	118	(173)
Loans, net of deferred costs and fees	$1,898,543	$1,830,246	$1,814,536	$1,726,151	$1,668,658

The following table presents the changes in the Company’s loan balances at the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
	(In thousands)
Beginning balance	$1,829,909	$1,814,281	$1,726,033	$1,668,831	$1,555,288
New credit extended	121,753	105,843	155,745	149,502	169,687
Net existing credit advanced	87,524	50,482	61,165	60,784	83,792
Net pay-downs and maturities	(142,516)	(139,914)	(129,189)	(152,279)	(138,770)
Charge-offs and other	1,472	(783)	527	(805)	(1,166)
Gross loans	1,898,142	1,829,909	1,814,281	1,726,033	1,668,831
Deferred costs and (fees)	401	337	255	118	(173)
Loans, net of deferred costs and fees	$1,898,543	$1,830,246	$1,814,536	$1,726,151	$1,668,658

Net change - loans outstanding	$68,297	$15,710	$88,385	$57,493	$113,504

During the second quarter 2016, loans net of deferred costs and fees increased $68.3 million which was comprised of a $120.5 million increase in commercial and residential real estate loans, including a $30.7 million increase in 1-4 family residential real estate loans, and a $6.1 million increase in commercial loans, partially offset by a $61.3 million decline in construction loans. The $61.3 million decline in construction loans during the second quarter 2016 was primarily the result of the completion of the underlying construction projects and the conversion of the short-term construction loan to permanent financing. Second quarter 2016 net loan growth consisted of $209.3 million in new loans and net existing credit advanced, partially offset by $142.5 million in net loan pay-downs and maturities. In addition to contractual loan principal payments and maturities, the second quarter 2016 included $48.1 million in early payoffs related to the sale of the borrower’s assets, $15.2 million in payoffs due to our strategic decision to not match certain financing terms offered by competitors, and $19.5 million in pay-downs related to revolving line of credit fluctuations.

For the twelve months ended June 30, 2016, loans net of deferred costs and fees increased by $229.9 million, or 13.8%. Net loan growth was comprised of a $281.9 million increase in commercial and residential real estate loans partially offset by a $59.0 million decrease in construction loans. The growth in loans was the result of the development of new customer relationships and growth in existing customer relationships. The utilization rate on commercial lines of credit was 47.0% at June 30, 2016, as compared to 41.2% at December 31, 2015, and 41.0% as of June 30, 2015. At June 30, 2016, 1-4 family residential real estate loans were $374.0 million, as compared to $349.1 million at December 31, 2015, and $273.4 million as of June 30, 2015.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
	(In thousands)
Noninterest-bearing demand	$638,110	$631,544	$612,371	$683,797	$622,364
Interest-bearing demand and NOW	383,492	392,808	381,834	405,092	379,495
Money market	392,730	411,582	397,371	369,023	362,798
Savings	149,798	155,673	151,130	144,602	139,305
Time	283,231	281,110	259,139	244,815	238,037
Total deposits	$1,847,361	$1,872,717	$1,801,845	$1,847,329	$1,741,999

At June 30, 2016, non-maturing deposits were $1.6 billion, an increase of $21.4 million as compared to December 31, 2015, and an increase of $60.2 million as compared to June 30, 2015.  At June 30, 2016, noninterest-bearing deposits as a percentage of total deposits were 34.5%, as compared to 34.0% at December 31, 2015, and 35.7% at June 30, 2015.

At June 30, 2016, securities sold under agreements to repurchase were $18.0 million, a decrease of $8.5 million as compared to December 31, 2015, and an increase of $2.2 million as compared to June 30, 2015.

Total FHLB borrowings were $261.6 million at June 30, 2016 consisting of $141.6 million of overnight advances on the Bank’s line of credit and $120.0 million in term advances. At December 31, 2015, total FHLB borrowings consisted of $185.8 million in overnight advances and $95.0 million in term advances.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and the Bank as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at June 30, 2016	Ratio at December 31, 2015	Minimum Requirement for “Adequately Capitalized” Institution plus fully phased in Capital Conservation Buffer	Minimum Requirement for "Well-Capitalized" Institution
Common Equity Tier 1 Risk-Based Capital Ratio
Consolidated	11.07%	10.94%	7.00%	N/A
Guaranty Bank and Trust Company	11.89%	11.96%	7.00%	6.50%

Tier 1 Risk-Based Capital Ratio
Consolidated	12.23%	12.11%	8.50%	N/A
Guaranty Bank and Trust Company	11.89%	11.96%	8.50%	8.00%

Total Risk-Based Capital Ratio
Consolidated	13.34%	13.24%	10.50%	N/A
Guaranty Bank and Trust Company	13.00%	13.09%	10.50%	10.00%

Leverage Ratio
Consolidated	10.84%	10.68%	4.00%	N/A
Guaranty Bank and Trust Company	10.54%	10.55%	4.00%	5.00%

At June 30, 2016, all of our regulatory capital ratios remained well above minimum requirements for a “well-capitalized” institution. The Company’s consolidated Tier 1 risk-based capital ratio and total risk-based capital ratios increased relative to December 31, 2015 as a result of increased capital due to year-to-date earnings, partially offset by growth in risk-weighted assets.

Asset Quality

The following table presents select asset quality data, including quarterly charged-off loans, recoveries and provision (credit) for loan losses as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
	(Dollars in thousands)
Nonaccrual loans and leases	$13,326	$13,401	$14,474	$14,512	$13,192
Accruing loans past due 90 days or more (1)	-	-	-	-	-

Total nonperforming loans (NPLs)	$13,326	$13,401	$14,474	$14,512	$13,192
Other real estate owned and foreclosed assets	674	674	674	1,371	1,503

Total nonperforming assets (NPAs)	$14,000	$14,075	$15,148	$15,883	$14,695

Total classified assets	$25,644	$27,191	$26,428	$31,208	$31,762

Accruing loans past due 30-89 days (1)	$2,386	$1,398	$2,091	$3,461	$1,487

Charged-off loans	$(57)	$(302)	$(66)	$(75)	$(48)
Recoveries	72	311	184	101	285
Net recoveries	$15	$9	$118	$26	$237

Provision (credit) for loan losses	$10	$16	$(8)	$14	$113

Allowance for loan losses	$23,050	$23,025	$23,000	$22,890	$22,850

Selected ratios:
NPLs to loans, net of deferred costs and fees (2)	0.70%	0.73%	0.80%	0.84%	0.79%
NPAs to total assets	0.58%	0.60%	0.64%	0.69%	0.65%
Allowance for loan losses to NPLs	172.97%	171.82%	158.91%	157.73%	173.21%
Allowance for loan losses to loans, net of
deferred costs and fees (2)	1.21%	1.26%	1.27%	1.33%	1.37%
Loans 30-89 days past due to loans, net of
deferred costs and fees (2)	0.13%	0.08%	0.12%	0.20%	0.09%
Texas ratio (3)	5.17%	5.14%	5.65%	6.09%	5.80%
Classified asset ratio (4)	10.55%	11.56%	11.66%	13.51%	13.87%
________________________

(1) Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(2) Loans, net of deferred costs and fees, exclude loans held for sale.
(3) Texas ratio defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.
(4) Classified asset ratio defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

The following tables summarize past due loans held for investment by class as of the dates indicated:

June 30, 2016	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$1,617	$-	$10,476	$12,093	$1,428,698
Construction	-	-	986	986	26,503
Commercial	90	-	814	904	336,140
Consumer	2	-	257	259	66,553
Other	677	-	793	1,470	40,649
Total	$2,386	$-	$13,326	$15,712	$1,898,543

December 31, 2015	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$653	$-	$11,905	$12,558	$1,281,881
Construction	-	-	986	986	107,185
Commercial	1,147	-	874	2,021	323,598
Consumer	291	-	459	750	66,297
Other	-	-	250	250	35,575
Total	$2,091	$-	$14,474	$16,565	$1,814,536

During the second quarter 2016, nonperforming assets decreased by $0.1 million from March 31, 2016 and $0.7 million from June 30, 2015. As of June 30, 2016, nonperforming loans included one out-of-state loan syndication with a balance of $9.4 million.

At June 30, 2016, classified assets represented 10.6% of bank-level Tier 1 risk-based capital plus allowance for loan losses, as compared to 11.7% at December 31, 2015, and 13.9% at June 30, 2015.

Immaterial net recoveries were recognized during the first and second quarters 2016. Net recoveries in the second quarter 2015 were $0.2 million. The Bank considered recoveries, historical charge-offs, level of nonperforming loans, loan growth and other factors when determining the adequacy of the allowance for loan losses and the resulting amount of loan loss provision to be recognized during the quarter.

Shares Outstanding

As of June 30, 2016, the Company had 21,802,054 shares of common stock outstanding, consisting of 20,783,054 shares of voting common stock, of which 554,591 shares were in the form of unvested stock awards, and 1,019,000 shares of non-voting common stock.

Non-GAAP Financial Measures

The Company discloses certain non-GAAP financial measures related to tangible assets, including tangible book value and tangible common equity, and operating earnings adjusted for merger related expenses, OREO expenses, debt termination expense, impairments of long-lived assets, securities gains and losses and gains or losses on the sale or disposal of other assets. The Company also discloses the following GAAP profitability metrics alongside the operating earnings equivalent: return on average assets, return on average equity and earnings per share (diluted).

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the non-GAAP operating earnings to GAAP net income as of the dates indicated:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015

	(Dollars in thousands, except per share amounts)
Net income	$5,685	$5,535	$5,477	$11,220	$10,561
Expenses adjusted for:
Expenses (gains) related to other real
estate owned, net	5	2	54	7	95
Merger related expenses	347	675	-	1,022	-
Impairment of long-lived assets	-	-	122	-	122
Income adjusted for:
(Gain) loss on sale of securities	101	(45)	-	56	-
Gain on sale of other assets	-	(14)	-	(14)	-
Pre-tax earnings adjustment	453	618	176	1,071	217
Tax effect of adjustments (1)	(90)	(235)	(67)	(325)	(82)
Tax effected operating earnings adjustment	363	383	109	746	135
Operating earnings	$6,048	$5,918	$5,586	$11,966	$10,696

Average assets	$2,356,964	$2,359,180	$2,199,723	$2,358,059	$2,154,494

Average equity	$228,060	$224,179	$213,545	$226,120	$211,837

Fully diluted average common
shares outstanding:	21,361,712	21,375,330	21,200,438	21,411,626	21,191,277

Earnings per common
share–diluted - operating:	$0.28	$0.28	$0.26	$0.56	$0.50
Earnings per common
share–diluted:	$0.27	$0.26	$0.26	$0.52	$0.50

ROAA - operating	1.03%	1.01%	1.02%	1.02%	1.00%
ROAA (GAAP)	0.97%	0.94%	1.00%	0.96%	0.99%

ROAE - operating	10.67%	10.62%	10.49%	10.64%	10.18%
ROAE (GAAP)	10.03%	9.93%	10.29%	9.98%	10.05%
________________

(1) Based on a combined federal and state marginal tax rate of 38.01% with the exception of merger-related expenses which were tax effected using a combined federal and state marginal tax rate of 30.00% on a year-to-date basis due to the non-deductibility of certain merger-related expenses.

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

Tangible Book Value per Common Share
	June 30,	December 31,	June 30,
	2016	2015	2015
	(Dollars in thousands, except per share amounts)
Total stockholders' equity	$229,958	$221,639	$213,839
Less: Intangible assets	(4,694)	(5,173)	(6,163)
Tangible common equity	$225,264	$216,466	$207,676

Number of common shares outstanding	21,802,054	21,704,852	21,729,999

Book value per common share	$10.55	$10.21	$9.84
Tangible book value per common share	$10.33	$9.97	$9.56

Tangible Common Equity Ratio
	June 30,	December 31,	June 30,
	2016	2015	2015
	(Dollars in thousands)
Total stockholders' equity	$229,958	$221,639	$213,839
Less: Intangible assets	(4,694)	(5,173)	(6,163)
Tangible common equity	$225,264	$216,466	$207,676

Total assets	$2,395,015	$2,368,525	$2,269,536
Less: Intangible assets	(4,694)	(5,173)	(6,163)
Tangible assets	$2,390,321	$2,363,352	$2,263,373

Equity ratio - GAAP (total stockholders'
equity / total assets)	9.60%	9.36%	9.42%
Tangible common equity ratio (tangible
common equity / tangible assets)	9.42%	9.16%	9.18%

About Guaranty Bancorp

Guaranty Bancorp is a $2.4 billion financial services company that operates as the bank holding company for Guaranty Bank and Trust Company, a premier Colorado community bank. The Bank provides comprehensive financial solutions to consumers and small to medium-sized businesses that value local and personalized service. In addition to loans and depository services, the Bank also offers wealth management solutions, including trust and investment management services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support the Company’s operations; general economic and business conditions in those areas in which the Company operates, including the impact of global and national economic conditions on our local economy; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; failure or inability to complete mergers or other corporate transactions; failure or inability to realize fully the expected benefits of mergers or other corporate transactions; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; failure to recognize expected cost savings; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; changes in oil and natural gas prices; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in any forward-looking statement can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and, except as may otherwise be required by law, the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	June 30,	December 31,	June 30,
	2016	2015	2015
	(In thousands)
Assets
Cash and due from banks	$30,446	$26,711	$55,169

Securities available for sale, at fair value	198,156	255,431	283,496
Securities held to maturity	149,196	148,761	138,514
Bank stocks, at cost	21,656	20,500	20,784
Total investments	369,008	424,692	442,794

Loans held for sale	-	-	423

Loans, held for investment, net of deferred costs and fees	1,898,543	1,814,536	1,668,235
Less allowance for loan losses	(23,050)	(23,000)	(22,850)
Net loans, held for investment	1,875,493	1,791,536	1,645,385

Premises and equipment, net	45,769	48,308	48,375
Other real estate owned and foreclosed assets	674	674	1,503
Other intangible assets, net	4,694	5,173	6,163
Bank owned life insurance	49,639	48,909	48,159
Other assets	19,292	22,522	21,565
Total assets	$2,395,015	$2,368,525	$2,269,536

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$638,110	$612,371	$622,364
Interest-bearing demand and NOW	383,492	381,834	379,495
Money market	392,730	397,371	362,798
Savings	149,798	151,130	139,305
Time	283,231	259,139	238,037
Total deposits	1,847,361	1,801,845	1,741,999

Securities sold under agreement to repurchase and
federal funds purchased	17,990	26,477	15,832
Federal Home Loan Bank term notes	120,000	95,000	70,000
Federal Home Loan Bank line of credit borrowing	141,600	185,847	190,550
Subordinated debentures	25,774	25,774	25,774
Interest payable and other liabilities	12,332	11,943	11,542
Total liabilities	2,165,057	2,146,886	2,055,697

Stockholders’ equity:
Common stock and additional paid-in capital - common stock	714,221	712,334	710,905
Accumulated deficit	(375,811)	(382,147)	(389,824)
Accumulated other comprehensive loss	(3,837)	(4,805)	(3,797)
Treasury stock	(104,615)	(103,743)	(103,445)
Total stockholders’ equity	229,958	221,639	213,839
Total liabilities and stockholders’ equity	$2,395,015	$2,368,525	$2,269,536

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

	(In thousands, except share and per share data)
Interest income:
Loans, including costs and fees	$19,057	$17,114	$37,911	$33,920
Investment securities:
Taxable	1,753	2,078	3,713	4,201
Tax-exempt	757	712	1,488	1,414
Dividends	281	253	592	475
Federal funds sold and other	3	2	7	3
Total interest income	21,851	20,159	43,711	40,013
Interest expense:
Deposits	1,064	750	2,071	1,418
Securities sold under agreement to repurchase and
federal funds purchased	8	9	18	20
Borrowings	733	258	1,356	457
Subordinated debentures	225	202	450	401
Total interest expense	2,030	1,219	3,895	2,296
Net interest income	19,821	18,940	39,816	37,717
Provision for loan losses	10	113	26	90
Net interest income, after provision for loan losses	19,811	18,827	39,790	37,627
Noninterest income:
Deposit service and other fees	2,292	2,338	4,461	4,373
Investment management and trust	1,276	1,338	2,556	2,672
Increase in cash surrender value of life insurance	460	461	908	869
Loss on sale of securities	(101)	-	(56)	-
Gain on sale of SBA loans	110	169	264	449
Other	105	98	187	156
Total noninterest income	4,142	4,404	8,320	8,519
Noninterest expense:
Salaries and employee benefits	8,520	7,999	17,308	16,603
Occupancy expense	1,261	1,630	2,636	3,327
Furniture and equipment	713	736	1,531	1,466
Amortization of intangible assets	239	496	479	991
Other real estate owned, net	5	54	7	95
Insurance and assessments	597	626	1,210	1,191
Professional fees	906	853	1,763	1,682
Impairment of long-lived assets	-	122	-	122
Other general and administrative	2,893	2,440	5,992	4,749
Total noninterest expense	15,134	14,956	30,926	30,226
Income before income taxes	8,819	8,275	17,184	15,920
Income tax expense	3,134	2,798	5,964	5,359
Net income	$5,685	$5,477	$11,220	$10,561

Earnings per common share–basic:	$0.27	$0.26	$0.53	$0.50
Earnings per common share–diluted:	0.27	0.26	0.52	0.50
Dividend declared per common share:	$0.12	$0.10	$0.23	$0.20

Weighted average common shares outstanding-basic:	21,242,520	21,070,199	21,213,706	21,053,853
Weighted average common shares outstanding-diluted:	21,361,712	21,200,438	21,411,626	21,191,277

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015

	(In thousands)
Assets
Interest earning assets
Loans, net of deferred costs and fees	$1,845,337	$1,818,001	$1,618,430	$1,831,669	$1,574,269
Securities	386,453	413,434	449,060	399,943	448,913
Other earning assets	2,822	2,812	1,978	2,817	2,155
Average earning assets	2,234,612	2,234,247	2,069,468	2,234,429	2,025,337
Other assets	122,352	124,933	130,255	123,630	129,157
Total average assets	$2,356,964	$2,359,180	$2,199,723	$2,358,059	$2,154,494

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$616,046	$611,736	$634,824	$613,891	$640,970
Interest-bearing deposits	1,212,332	1,207,001	1,075,022	1,209,667	1,060,258
Average deposits	1,828,378	1,818,737	1,709,846	1,823,558	1,701,228
Other interest-bearing liabilities	287,887	303,728	263,702	295,808	228,357
Other liabilities	12,639	12,536	12,630	12,573	13,072
Total average liabilities	2,128,904	2,135,001	1,986,178	2,131,939	1,942,657
Average stockholders’ equity	228,060	224,179	213,545	226,120	211,837
Total average liabilities and stockholders’ equity	$2,356,964	$2,359,180	$2,199,723	$2,358,059	$2,154,494